Exhibit 99.1

MARKET SHARE GROWTH, IMPACT OF ECONOMY BOTH REFLECTED IN OLD POINT

FINANCIAL CORPORATION’S FIRST QUARTER 2009 EARNINGS

•	First quarter 2009 net income $770 thousand

•	Net loans up 2.5%

•	Deposits up 3.9%

•	Dividends increased by 6.3%

April 28, 2009, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) experienced deposit, loan and dividend growth and increased its loan loss reserve in the quarter that ended March 31, 2009. Net income and total non-interest income dropped, while non-interest expenses rose and non-performing assets increased. Old Point management says the rise in non-interest expenses reflects its commitment to increasing market presence. By adding branches and business development personnel, management intends to grow market share.

Net income was $770 thousand, or $0.16 per diluted share, for the quarter ended March 31, 2009. Assets as of March 31, 2009 totaled $880.8 million, up 4.6% from March 31, 2008 assets of $841.9 million. Net loans grew to $622.7 million, a 2.5% increase over 2008 first quarter net loans of $607.3 million. Deposits for the period increased to $645.4 million, up 3.9% over March 31, 2008 deposits of $621.0 million. Dividends declared for the quarter were $0.17 per share, up $0.01, or 6.3% from the first quarter of 2008. Annualized Return on Average Assets (ROA) for year-to-date 2009 is 0.36%, and annualized Return on Average Equity (ROE) is 3.70%.

“With the increase in net loans and deposits, we’re proving we can make gains even in tough economic times, and in fact, because of them,” said Robert F. Shuford, Chairman and President of Old Point Financial Corporation. “Having been in business since before the Great Depression, Old Point understands the importance of the long-term view. We’ve anticipated that our stature as a stable locally-managed community bank would attract more customers. We’ve invested in adding staff to take advantage of opportunities and we’ve begun building our branch in Norfolk’s Ghent section. The salary investment is reflected on the expense side of our income statement, but also on the positive side with increased business.”

Still, Shuford said the Bank continues with the prudent approach that has been its tradition since opening in 1923.

“The economic situation in our market continues to be unsettled. We continue to add to our allowance for loan losses. Our provision for loan losses during first quarter of 2009 was $1 million, $700 thousand over the first quarter of 2008. As the year continues, we will continuously monitor our portfolio and will take appropriate action.”

Other items of note for the first quarter of 2009:

Net interest income after provision for loan losses was $5.5 million, down 11.5% or $710 thousand from the first quarter in 2008. This figure represents the effect of the $700 thousand increase in the provision for loan losses.

Total non interest income for the quarter was $3.0 million, down 8.0% or $258 thousand less than the comparable quarter of 2008. Primary contributors were decreases in fiduciary income reflecting the decline in stock market value, service charges on deposits and other service charges and fees.

Noninterest expenses increased by $743 thousand, or 11.2% on a quarter-to-quarter comparison. Salaries represented more than half of the increase, as both the Bank and Old Point Trust continue to add to staff to take advantage of opportunities presented in the current environment. In addition, expenses associated with resolving problem loans increased $151 thousand, and the FDIC insurance premium rose by $85 thousand.

Net Interest Margin (NIM) As interest rates continue to remain at historically low levels, the differential between cost of funds and earnings rates has been squeezed. The net interest margin decreased to 3.35%, down 11 basis points from the first quarter of 2008.

Non-Performing Assets (NPAs) Non Performing Assets have increased over the last several quarters as the economy has slowed. NPAs were at $3.7 million on March 31, 2008, $14.9 million on December 31, 2008 and $17.1 million on March 31, 2009. Old Point National Bank is monitoring the loan portfolio closely and taking appropriate action as it is warranted.

Loans Charged Off (net of recoveries) Net loans charged off decreased to $392 thousand, down $21 thousand from the first quarter 2008 total of $413 thousand.

Allowance for Loan and Lease Losses (ALLL)/Provision for Loan Losses The March 31, 2009 ALLL balance increased to $7.0 million, up $608 thousand from the December 31, 2008 balance of $6.41 million. The ALLL balance reflects Management’s analysis of the loan portfolio factoring the underlying collateral value of the loans, plans for problem loan resolution, and current economic conditions.

Old Point Financial Corporation (“OPOF” - Nasdaq) is the parent company of Old Point National Bank, serving the community of Hampton Roads with 20 branches and more than sixty ATMs, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact Lani Chisman Davis, Marketing Director, 757/ 728-1286

Old Point Financial Corporation and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands, except for per share data)	March 31, 2009	March 31, 2008
	(unaudited)	(unaudited)
Assets
Cash and due from banks	$27,938	$20,520
Federal funds sold	31,874	41,740

Cash and cash equivalents	59,812	62,260
Securities available-for-sale, at fair value	137,646	115,971
Securities held-to-maturity (fair value approximates $2,208 and $2,862)	2,167	2,804
Restricted Securities	4,815	5,241
Loans, net of allowance for loan losses of $7,014 and $5,017	622,728	607,292
Premises and equipment, net	28,259	27,450
Bank owned life insurance	14,193	12,979
Other Real Estate Owned, net	4,059	1,120
Other assets	7,164	6,754

	$880,843	$841,871

Liabilities & Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$115,468	$103,970
Savings deposits	184,374	185,809
Time deposits	345,531	331,213

Total deposits	645,373	620,992
Federal funds purchased, repurchase agreements and other borrowings	79,684	55,975
Federal Home Loan Bank advances	70,000	80,000
Accrued expenses and other liabilities	3,190	3,873

Total liabilities	798,247	760,840

Commitments and contingencies

Stockholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized; 4,908,041 and 4,907,567 shares issued	24,540	24,538
Additional paid-in capital	15,569	15,386
Retained earnings	43,165	40,799
Accumulated other comprehensive income (loss)	(678)	308

Total stockholders’ equity	82,596	81,031

	$880,843	$841,871

Old Point Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
	March 31,
(dollars in thousands, except for per share data)	2009	2008
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$9,417	$10,253
Interest on federal funds sold	13	217
Interest on securities:
Taxable	660	993
Tax-exempt	159	275
Dividends and interest on all other securities	147	136

Total interest and dividend income	10,396	11,874

Interest Expense:

Interest on savings and interest-bearing demand deposits	95	410

Interest on time deposits	2,828	3,613

Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	97	336
Interest on Federal Home Loan Bank advances	896	1,025

Total interest expense	3,916	5,384
Net interest income	6,480	6,490
Provision for loan losses	1,000	300

Net interest income, after provision for loan losses	5,480	6,190

Noninterest Income:
Income from fiduciary activities	765	848
Service charges on deposit accounts	1,337	1,427
Other service charges, commissions and fees	612	710
Income from bank owned life insurance	176	178
Other operating income	75	60

Total noninterest income	2,965	3,223

Noninterest Expense:
Salaries and employee benefits	4,466	4,037
Occupancy and equipment	1,035	941
Data processing	249	237
Advertising	172	184
Customer development	198	223
Employee professional development	142	152
Postage & Courier	137	136
Loss on write-down/sale of other real estate owned	67	—
Other	938	751

Total noninterest expenses	7,404	6,661

Income before income taxes	1,041	2,752
Income tax expenses	271	782

Net income	$770	$1,970

Basic Earnings per Share:
Average shares outstanding	4,907,010	4,907,567
Net income per share of common stock	$0.16	$0.40

Diluted Earnings per Share:
Average shares outstanding	4,933,018	4,939,761
Net income per share of common stock	$0.16	$0.40

Old Point Financial Corporation and Subsidiaries

Selected Ratios

	3/31/2009	12/31/2008	3/31/2008
NPAs/Total Assets	1.94%	1.79%	0.43%
Annualized Net Charge Offs/Total Loans	0.25%	0.18%	0.27%
Allowance for Loan Losses/Total Loans	1.11%	1.00%	0.82%

Non-Performing Assets (NPAs) (in thousands)
Loans> 90 days past due, but still accruing interest	$2,810	$3,520	$747
Restructured Loans	$689	$6,594	—
Other Real Estate Owned (OREOs)	$4,059	$3,751	$1,120
Nonaccrual Loans	$9,529	$1,045	$1,790
Total Non-Performing Assets	$17,087	$14,910	$3,657

	3 months ended 3/31/2009	12 months ended 12/31/2008	3 months ended 3/31/2008
Loans Charged Off (net of recoveries) (in thousands)	$392	$1,124	$413

Net Interest Margin (FTE)	3.35%	3.61%	3.46%